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Exhibit 22.1


                                  MEDQUIST INC.

    Subsidiaries of the Registrant as of December 31, 2002 are listed below:


Coding Concepts                                      New Jersey
Digital Voice, Inc.                                  New Jersey
MedQuist Canada Company                              Nova Scotia
MedQuist IP                                          Delaware
MedQuist CM                                          Delaware
MedQuist of Delaware                                 Delaware
MedQuist Transcriptions, Ltd.                        New Jersey
Lanier Healthcare LLC                                Delaware
LHC Australia                                        Delaware
LHC Canada                                           Delaware
Speech Machines U.K.                                 United Kingdom